UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2011

ORION ENERGY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	01-33887	39-1847269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2210 Woodland Drive, Manitowoc, Wisconsin

(Address of principal executive offices, including zip code)

(920) 892-9340

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth under Item 2.03, “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant,” is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 30, 2011, Orion Energy Systems, Inc. (the “Company”) entered into a Credit Agreement (the “OAM Credit Agreement”) by and among the Company and its wholly-owned subsidiaries, Orion Asset Management, LLC, Clean Energy Solutions, LLC and Great Lakes Energy Technologies, LLC (together, the “Loan Parties”), and JPMorgan Chase Bank, N.A. (“JPMorgan”).

The OAM Credit Agreement provides for JPMorgan’s commitment to make term loans to the Loan Parties from time to time (the “Credit Facility”) to finance the Company’s Orion Throughput Agreement (“OTA”) projects. Borrowings under the Credit Facility are limited to (i) $5.0 million and, (ii) if the Company achieves certain financial targets prior to the expiration of the Credit Facility, up to an additional $5.0 million. The OAM Credit Agreement provides that borrowings under the Credit Facility will bear interest at a daily borrowing LIBOR rate tied to a one-month maturity plus a per annum rate spread of 4.00%. There was an initial borrowing by the Company under the Credit Agreement on September 30, 2011 in the amount of approximately $1.8 million. The Credit Facility expires on September 30, 2012.

The Credit Facility is secured by receivables due in connection with certain OTAs, purchase power agreements or PPAs, leases, supply agreements and/or similar agreements relating to solar photovoltaic and wind turbine systems or facilities pledged by the Loan Parties at the time of each borrowing under the OAM Credit Agreement, as well as substantially all of the personal property of the Loan Parties (the “OTA Financed Assets”).

The OAM Credit Agreement contains customary restrictions on the ability of the Loan Parties to: (i) make certain payments or distributions based on their equity interests, excluding (a) cash dividends, provided that no default or event of default exists or is created by such cash dividends, and (b) repurchases of outstanding equity interests in an amount not to exceed $15.0 million, provided the Company’s debt service coverage ratio is and remains greater than 1.50:1.00; (ii) incur additional indebtedness; (iii) with respect to Loan Parties other than the Company, issue equity interests; (iv) permit the Company’s ratio of total liabilities to tangible net worth to exceed 0.50:1.00 as of the last day of any fiscal quarter; (v) permit the Company’s debt service coverage ratio to be less than 1.50:1.00 as of the last day of any fiscal quarter; and (vi) as of the last day of any fiscal quarter, permit the Company’s ratio of funded debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”) (for the 12-month period ending as of the end of the applicable fiscal quarter) to exceed 2.50:1.00.

The OAM Credit Agreement also contains customary events of default. Upon the occurrence of an event of default, outstanding borrowings under the Credit Facility may be accelerated by JPMorgan and will then bear interest at a rate equal to 3.0% above the rate otherwise applicable. An event of default under the OAM Credit Agreement will also constitute an event of default under the Amended OES Credit Agreement (as described below).

The description of the OAM Credit Agreement set forth above is qualified by reference to the OAM Credit Agreement filed herewith as Exhibit 10.1, which Exhibit is incorporated herein by reference.

A press release announcing the Company’s entry into the OAM Credit Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In connection with the Company’s entry into the OAM Credit Agreement, on September 30, 2011, the Company also entered into the First Amendment to Credit Agreement (the “Amendment”) dated as of June 30, 2010 (the “OES Credit Agreement” and, together with the Amendment, the “Amended OES Credit Agreement”), by and among the Loan Parties and JPMorgan.

The Amendment (i) updates the Company’s financial covenants to match those set forth in the OAM Credit Agreement (as described above), (ii) provides for a cross-default with the OAM Credit Agreement, whereby an event of default under the OAM Credit Agreement will constitute an event of default under the Amended OES Credit Agreement and an event of default under the Amended OES Credit Agreement will constitute an event of default under the OAM Credit Agreement and (iii) includes the OTA Financed Assets as collateral under the Amended OES Credit Agreement. As of September 30, 2011, no borrowings were drawn under the OES Credit Agreement, which provides for up to $15 million of revolving credit availability to the Loan Parties.

The description of the Amendment set forth above is qualified by reference to the Amendment filed herewith as Exhibit 10.2, which Exhibit is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d):

Exhibit 10.1	Credit Agreement, dated September 30, 2011, by and among Orion Energy Systems, Inc., Orion Asset Management, LLC, Clean Energy Solutions, LLC, Great Lakes Energy Technologies, LLC and JPMorgan Chase Bank, N.A.

Exhibit 10.2	First Amendment to Credit Agreement, dated September 30, 2011, by and among Orion Energy Systems, Inc., Orion Asset Management, LLC, Clean Energy Solutions, LLC, Great Lakes Energy Technologies, LLC and JPMorgan Chase Bank, N.A.

Exhibit 99.1	Press release issued by Orion Energy System, Inc. dated September 30, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORION ENERGY SYSTEMS, INC.

Date: October 5, 2011	By:	/s/ Neal R. Verfuerth
Neal R. Verfuerth
Chief Executive Officer

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